SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 23, 2002

AMERICAN VANTAGE COMPANIES

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-10061	04-2709807

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7674 West Lake Mead Blvd., Las Vegas, Nevada	89128

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 227-9800

Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURE
Exhibit 99.1

Item 5. Other Events.

     American Vantage Companies has entered into a letter of intent with YaYa LLC (“YaYa”), a Delaware limited liability company, to acquire a controlling interest in an entity to be formed by American Vantage Companies and YaYa.

     The letter of intent contemplates the formation of an entity, tentatively to be called Gamze, Inc. (“Gamze”), to which YaYa will contribute all of its assets and liabilities for a 49% equity interest and to which American Vantage Companies will contribute funding for a 51% equity interest. The contemplated transactions are subject to satisfactory results of a due diligence review of YaYa’s business, operations and financial condition; satisfactory results of an audit of YaYa; and the execution of definitive agreements. The parties anticipate closing the contemplated transactions within the next 90 days.

     Upon signing of the letter of intent, American Vantage Companies loaned $1 million to YaYa. As presently contemplated, when YaYa contributes its assets and liabilities to Gamze, American Vantage Companies will contribute $3 million in cash to Gamze and cancel the $1 million loan. If the contemplated transactions are not consummated, American Vantage Companies has the right to repayment upon seven days notice of one-half of its loan to YaYa, with the remaining $500,000 due on July 15, 2003.

     It is presently contemplated that YaYa shall have the right to exchange its Gamze interest into stock and a convertible note of American Vantage Companies at the rate of $3.25 per share, provided that the market price of American Vantage Companies stock exceeds $5.00 per share for 20 consecutive trading days. The note will be convertible at American Vantage Companies’ option. The issuance of the shares upon conversion of the note is subject to the approval of the stockholders of American Vantage Companies.

     This contemplated transaction is part of the previously announced strategy by American Vantage Companies to expand into areas of interest in the gaming, entertainment, media and lifestyle industries.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

Number Exhibit –

99.1	Press release dated January 8, 2003 *

*	Filed herewith.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN VANTAGE COMPANIES (Registrant)

Date: January 10, 2003	By:	/s/ Ronald J. Tassinari

Ronald J. Tassinari, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 8, 2003